Exhibit 10.2
August 20, 2018
VIA HAND DELIVERY
Jack Crowley
c/o Lantheus Medical Imaging, Inc.
331 Treble Cove Road
North Billerica, MA 01862
Dear Jack:
This letter agreement (this “Agreement”) confirms the terms of your separation from Lantheus Medical Imaging, Inc. (the “Company”), effective as of August 20, 2018 (the “Separation Date”).

1.
Resignations. On the Separation Date, you will be deemed to have resigned from your position as Chief Financial Officer and Treasurer and from any and all (i) officer positions you hold with the Company or any of its Affiliates (as defined below); (ii) memberships you hold on any boards of directors, boards of managers or other governing boards or bodies of the Company or any of its Affiliates; and (iii) memberships you hold on any of the committees of any of those boards or bodies. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, whether control by management authority, equity interest or otherwise.

2.
Advisory Period. In consideration of the terms of this Agreement, you agree to be engaged by the Company as an employee beginning on the Separation Date and continuing through September 28, 2018 (the “Advisory Period”). During the Advisory Period, you will provide services on an as-requested basis and will be compensated at the same rate as your salary in effect as of immediately prior to the Separation Date. Such services will be performed at mutually agreeable times. You will not be required to be present at the Company’s offices unless requested by the Company.

3.
Final Compensation. You will receive, on or as soon as reasonably practicable following the Separation Date, in the form of one or more payroll checks, (i) your base salary for the final, unpaid payroll period(s) of your employment through the Separation Date; (ii) compensation at the rate of your base salary for any vacation time accrued but not used as of the Separation Date; (iii) any contributions that you have made under the Lantheus Holdings, Inc. 2017 Employee Stock Purchase Plan that are refundable to you under its terms and conditions; and (iv) reimbursement for business expenses incurred by you but not yet paid to you as of the Separation Date; provided that you submit all expenses and supporting documentation required within thirty (30) days of the Separation Date and that those expenses are reimbursable under Company policies in effect as of the Separation Date.

4.
Employee Benefits. Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or similar state law, your participation in all employee benefit plans and programs of the Company and its Affiliates will end as of the Separation Date, except for participation in the Company’s group health plans, which will end as of the last day of the month in which the Separation Date occurs. You will receive information about your COBRA continuation rights under separate cover.

5.
Equity Awards. You hold certain equity awards granted to you by Lantheus Holdings, Inc. (“Parent”), an Affiliate of the Company, under its 2013 Equity Incentive Plan and/or 2015 Equity Incentive Plan, each as amended, and the equity incentive agreements evidencing those grants entered into between you and Parent under those plans (collectively, the “Equity Agreements” and those equity awards, collectively, the “Equity Awards”). Subject to your execution of this Agreement within twenty-one (21) days following the Separation Date and your not revoking this Agreement within the seven (7)-day period immediately thereafter, and subject to your meeting in full your obligations under this Agreement and the Continuing Obligations (as defined in Section 9(a) below), the restricted stock awards set forth on Schedule A attached hereto will remain outstanding as to that number of shares, and will become freely transferable on the dates, in each case, set forth on Schedule A. You acknowledge and agree that all Equity Awards that are unvested as of the Separation Date will be forfeited (with the exception of the restricted stock awards set forth on Schedule A) for no consideration due to you on the Separation Date, and all of your then-vested Equity Awards will continue to be subject to the terms and conditions of the applicable Equity Agreements, including the post-termination of employment exercise provisions thereof.

6.
Severance Payments. Subject to your execution of this Agreement within twenty-one (21) days following the Separation Date and your not revoking this Agreement within the seven (7)-day period immediately thereafter, and subject to your meeting in full your obligations under this Agreement and the Continuing Obligations (as defined in Section 9(a) below), the Company will provide you with the following:

(a)
an amount equal to the sum of (x) $209,550, representing an amount equal to fifty-five percent (55%) of your annual base salary on the Separation Date, plus (y) $381,000, representing your annual base salary, which amount (i.e., the sum of clauses (x) and (y)) will be paid in substantially equal installments over a period of twelve (12) months following the Separation Date (the “Severance Period”) in accordance with the Company’s regular payroll practices, with the first payment commencing on the Company’s first payroll date after the thirtieth (30th) day following the Separation Date, and with the first payment including any of those amounts that would otherwise have been paid prior thereto; and

(b)
an amount equal to $66,000, representing the cash portion of the long-term incentive plan that has been achieved based on performance through the Separation Date, which amount will be payable at the same time it is payable to the other participants in the long-term incentive plan, which is currently expected to be March 31, 2019 but in no event will be later than December 31, 2019; and

(c)
provided that you timely and properly elect to purchase continued healthcare coverage under COBRA, reimbursement for COBRA benefits, in an amount representing the Company’s contribution level for active employees at the time of payment, for the period ending on the earliest of (i) the expiration of the Severance Period, (ii) the date on which you become covered under another employer’s health plan and (iii) the expiration of the maximum COBRA continuation coverage period for which you are eligible under federal law; provided that you submit supporting documentation of your payment of COBRA premiums, as provided for below, within thirty (30) days of paying such premiums (for the avoidance of doubt, you will be responsible for paying the applicable COBRA premiums directly to the Company’s COBRA administrator); and

(d)
reimbursement for outplacement executive services incurred by you during the twelve (12) months following the Separation Date in an amount up to $25,000; provided that you submit such expenses and supporting documentation required within thirty (30) days of incurring such expenses.

7.
Acknowledgement of Full Payment. You acknowledge and agree that the payments and other benefits provided under this Agreement are in complete satisfaction of any and all compensation and benefits due to you from the Company or any of its Affiliates, whether for services provided to the Company or otherwise, through the Separation Date. You further acknowledge that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be provided to you by the Company or any of its Affiliates.

8.
Taxes and Withholding. All payments made by the Company under this Agreement will be reduced by any tax or other amounts required to be withheld by the Company under applicable law. In addition, on the Separation Date, the Company will withhold from the restricted stock awards that remain outstanding as set forth on Schedule A that number of shares of Parent common stock having a fair market value equal to the minimum statutory amount required by law to be withheld to satisfy the Company’s withholding obligations with respect to such restricted stock (it being understood that no such withholding shall relieve you of any tax obligations you may have with respect to such restricted stock awards). This Agreement and the payments and benefits provided under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement will be construed consistently with that intent. Without limiting the foregoing, the severance payments set forth in Section 6 of this Agreement are intended to be exempt from Section 409A as “separation pay” within the meaning of Section 1.409A-1(b)(9)(iii) of the Treasury Regulations and/or “short-term deferrals” within the meaning of Section 1.409A-1(b)(4) of the Treasury Regulations. Your right to receive any installments payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Notwithstanding anything to the contrary, in no event will the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to be exempt from the requirements of Section 409A.

9.	Continuing Obligations.

(a)
You acknowledge and recognize the highly competitive nature of the businesses of the Company and its Affiliates and, accordingly, in consideration of the severance pay and benefits set forth in Section 5 and 6 and other valuable consideration, you acknowledge and agree that you will continue to be bound by your obligations relating to confidentiality, non-competition, non-solicitation, no-hire, invention assignment, non-disparagement and/or any other restrictive covenant set forth in any agreement by and between you and the Company or any of its Affiliates, including, without limitation, those set forth in Sections 9-11 of the employment agreement, effective as of August 12, 2013, between you and the Company (as amended, the “Employment Agreement”) (all such obligations, collectively, the “Continuing Obligations”). Each of the Continuing Obligations is an individual right, separately enforceable by the Company and/or its applicable Affiliate(s), notwithstanding any conflict or other inconsistency among any provisions (or any parts of any provisions) of any of the Continuing Obligations, and no such conflict or other inconsistency will have the effect of superseding, restricting or otherwise limiting any of the Continuing Obligations. The obligation of the Company to make payments and provide the benefits described under Sections 5 and 6, and your right to retain those payments and benefits, are expressly conditioned upon your continued full performance of your obligations under this Agreement and of the Continuing Obligations.

(b)
You hereby assign to the Company all right, title and interest that you have in any discovery, invention or innovation conceived or reduced to practice by you in the performance of your employment with the Company (including all intellectual property rights related to any discovery, invention or innovation), which you acknowledge and agree is solely and exclusively owned by the Company. You will cooperate and assist the Company (at the Company’s expense) in obtaining patent protection for any such discovery, invention or innovation, including executing all documents required for such purpose, and you hereby irrevocably appoint the Company as your lawful attorney-in-fact for such purpose. This Agreement will also be deemed a transfer to the Company of, and you hereby assign to the Company, the copyright of any copyrightable subject matter created by you in the performance of your employment with the Company.

(c)
For the avoidance of doubt, (i) nothing contained in the Employment Agreement or this Agreement, or any of the Continuing Obligations, limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of any governmental agency or entity, concerning matters relevant to that governmental agency or entity; and (ii) you will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means or disclose (except as permitted above) or use any trade secrets.

10.
Return of Company Documents and Other Property. In signing this Agreement, you represent, warrant and covenant that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control. Further, you represent, warrant and covenant that you have not retained any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates. Further, you represent, warrant and covenant that you have disclosed to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

11.	General Release and Waiver of Claims.

(a)
You agree to and do waive any claims you may have for employment by the Company. You, on your own behalf and on behalf of your heirs, estate and beneficiaries, further do hereby release the Company, and in those capacities, any of its Affiliates, and each of their respective past, present and future officers, directors, agents, employees, shareholders, investors, employee benefit plans and their administrators, trustees or fiduciaries, insurers of any of those entities, and its and their successors and assigns and others related to those entities (collectively, the “Released Parties”) from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of your employment with the Company, or arising out of the termination of your employment with the Company, or any act committed or omitted during or after the existence of that employment relationship, all up through and including the date on which this Agreement is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by you or on your behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination, wrongful termination, tort, emotional distress, pain and suffering, breach of contract, fraud, defamation, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment, and any rights or claims under the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, 29 U.S.C. sec. 621, et seq., the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Civil Rights Act of 1964, Title VII, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Massachusetts Fair Employment Practices Act (M.G.L. c.151B), the Massachusetts Civil Rights Act, the Massachusetts Equal Pay and Maternity Benefits Law, the Massachusetts Equal Rights for Elderly and Disabled Law, the Massachusetts Small Necessities Leave Act, the Massachusetts Age Discrimination Law, the Massachusetts Wage Payment Statutes (M.G.L. c.149, 148, 150), the Massachusetts Earned Sick Tim Law (MGL Ch. 149, Section 148C) and any other federal, state or local law, in each case, as amended, relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise. You acknowledge and agree that even though claims and facts in addition to those now known or believed by you to exist may subsequently be discovered, it is your intention to fully settle and release all claims you may have against the Company and the Released Parties, whether known, unknown or suspected. The Released Parties who are not party to this Agreement will be third-party beneficiaries of this Section 11(a).

(b)
Notwithstanding the generality of the foregoing, you do not waive your right to (i) have a complaint, charge or related lawsuit filed with the Equal Employment Opportunity Commission (“EEOC”) or any similar state or local governmental agency by you or by anyone on your behalf or to participate in an investigation conducted by the EEOC or any similar state or local governmental agency; however, you expressly waive your right to recover any personal relief, recovery or monies should you or anyone on your behalf pursue any of those complaints, claims or related lawsuits; or (ii) pursue a claim that cannot be waived by law, such as a claim for unemployment benefit rights.

(c)
The Company and you acknowledge and agree that the release contained in Section 11(a) above does not, and will not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its Affiliates (i) if and as applicable, to indemnify you for your acts as an officer or director of the Company and/or its Affiliates in accordance with their respective charters or bylaws or under an indemnification agreement to which you and the Company or any of its Affiliates are parties or under any applicable Directors and Officers insurance policies or under any applicable law; or (ii) to you and your eligible, participating dependents or beneficiaries under the terms of any existing group welfare (excluding severance) or retirement plan of the Company in which you and/or any of those dependents or beneficiaries are participants with respect vested benefits under such plans.

(d)
You acknowledge and agree that before entering into this Agreement, you have had the opportunity to consult with any attorney or other advisor of your choice, and you are hereby advised to consult with an attorney. You further acknowledge and agree that by signing this Agreement, you do so of your own free will and act, that it is your intention to be legally bound by its terms, and that no promises or representations have been made to you by any person to induce you to enter into this Agreement other than the express terms set forth herein. You further acknowledge and agree that you have carefully read this Agreement, know and understand its contents and its binding legal effect, including the waiver and release of claims set forth in Section 11(a) above.

12.
Unemployment Benefits. To the extent permitted by applicable law, the Company will not actively contest any application you make for unemployment benefits. However, the Company will respond truthfully, completely, and timely to any inquiries by the Massachusetts Department of Unemployment Assistance or any other governmental agency or court concerning the termination of your employment.

13.
Cooperation. Upon reasonable prior request, you agree to cooperate with the Company or its Affiliates in connection with any present or future litigation or regulatory proceeding brought against the Company or any of its Affiliates, to the extent the Company or its Affiliate deems your cooperation necessary. This cooperation may include, but will not be limited to, meeting with the Company’s or its Affiliate’s counsel and providing testimony if so requested. The Company or its Affiliate will reimburse you for reasonable pre-approved out-of-pocket expenses incurred by you as a result of this cooperation.

14.
No Admission; Affirmations. Neither by offering to make nor by making this Agreement does the Company or you admit any failure of performance, wrongdoing or violation of law. You also affirm that you have been paid and/or have received all compensation, wages, bonuses, commissions and/or benefits to which you may be entitled from the Company. You further affirm that you have been granted by the Company any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. You further affirm that you have no known workplace injuries or occupational diseases regarding your employment at the Company, unless previously reported to the Company in writing. You also affirm that you have not divulged any proprietary or confidential information of the Company and that you have disclosed to the Company any discovery, invention or innovation conceived or reduced to practice by you in the performance of your employment with the Company. You further affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. You also affirm by your signature below that you are not aware of any wrongdoing, regulatory violations or corporate fraud committed by the Company, its Affiliates or any employees or independent contractors of any of the foregoing, unless previously reported to the Company in writing.

15.	Miscellaneous.

(a)
This Agreement constitutes the entire agreement between you and the Company or any of its Affiliates, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Continuing Obligations, which will remain in full force and effect in accordance with their terms.

(b)
This Agreement is a Massachusetts contract, and this Agreement (and all claims, controversies and causes of action arising under or otherwise relating to this Agreement) will be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. Each party agrees to submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts in connection with any dispute arising out of or otherwise relating to this Agreement.

(c)
This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Company. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(d)
In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope or activity or subject, those provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(e)
This Agreement (including, without limitation, the Company’s obligation to make severance payments and restricted stock awards as specifically provided herein) will remain and inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(f)
This Agreement, and all of your rights and duties under this Agreement, will not be assignable or delegable by you. Any purported assignment or delegation by you in violation of the foregoing will be null and void and of no force and effect. This Agreement may be assigned by the Company to an individual or entity which is an Affiliate or a successor in interest to substantially all of the business operations of the Company. Upon any assignment, the rights and obligations of the Company under this Agreement will become the rights and obligations of that Affiliate or successor individual or entity.

(g)
The Company’s obligation to pay you the amounts set forth under this Agreement and to make the arrangements provided under this agreement are subject to set-off, counterclaim and recoupment of amounts owed by you to the Company or its Affiliates.

(h)
This Agreement may be executed in separate counterparts (including by electronically delivered .pdf files or copies of manually signed signature pages), each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.

[The remainder of page is left blank intentionally.]

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days following the date of this Agreement, but in no event prior to the Separation Date. You may revoke this Agreement at any time during the seven (7)-day period immediately following the date of your signing by notifying me in writing of your revocation within that period, and this Agreement will not become effective or enforceable until that seven (7)-day revocation period has expired. If you do not revoke this Agreement, then, on the eighth (8th) day following the date that you signed it, this Agreement will take effect as a legally binding agreement between you and the Company on the basis set forth above.

Sincerely,
Lantheus medical imaging, inc.

/s/ MARY ANNE HEINO
Name:	Mary Anne Heino
Title:	President and Chief Executive Officer
(Principal Executive Officer)
Accepted and agreed:

/s/ JOHN W. CROWLEY
Name:	John W. Crowley
Date:	9/2018

Schedule A
Subject to the terms and conditions of this Agreement, the following restricted stock awards shall remain outstanding after the Separation Date as to that number of shares set forth below and shall become freely transferable by you in accordance with the schedule below:

Equity Award	Grant Date	Grant ID	Date on Which Restrictions on Transferability Lapse*	Number of Shares
Unvested restricted stock	09/01/2015	[LRSA15]	09/01/2018	10,000
Unvested restricted stock	09/01/2015	[LRSA15]	09/01/2019	10,000
Unvested restricted stock	04/06/2015	[LRSA15]	01/30/2019	5,338
Unvested restricted stock	04/26/2016	[LRSA15]	04/26/2019	15,500
*Until the date listed above, with respect to the restricted stock listed opposite such date, you may not sell, transfer, pledge, hypothecate or otherwise dispose of such shares of restricted stock; provided, however, that this restriction shall not apply following a Change in Control (as defined in Parent’s 2015 Equity Incentive Plan). The Company shall retain the certificates representing shares of restricted stock (or, with respect to uncertificated shares, impose transfer restrictions thereon) until the applicable date set forth in the table above with respect to the restricted stock listed opposite such date.